UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2015

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2015, the Board of Directors of Unilife Corporation (the “Company”) appointed Mr. Harry Hamill to the Company’s Board of Directors (the “Board”) and appointed Ms. Mary Kate Wold, a current member of the Board, as Vice Chair of the Board and Lead Independent Director. The Company also announced the retirement of Mr. Jim Bosnjak from the Board effective immediately after 12 years of service.

Mr. Hamill, 61, is a seasoned financial executive in the public company life sciences sector, who prior to his retirement held several senior finance positions at Wyeth. During Mr. Hamill’s 18-year career at Wyeth, he held various executive roles, including leading global Mergers and Acquisitions, VP Finance for Wyeth’s global manufacturing and distribution operations, CFO of a global animal health business unit, and Corporate Vice President and Deputy Controller. Prior to his career at Wyeth, Mr. Hamill was a Partner at a large regional public accounting firm. He is a Certified Public Accountant and a graduate of Baruch College.

Mr. Hamill will serve on the Company’s Audit Committee, Compensation Committee, and Strategic Partnerships Committee. Mr. Hamill’s compensation will be $60,000 per year.

There are no transactions in which Mr. Hamill has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Ms. Wold, who joined the Board in 2010 and is Chief Executive Officer of the Church Pension Fund, has been appointed as Vice Chair of the Board and Lead Independent Director. Ms. Wold will also continue to serve as Chair of the Strategic Partnerships Committee and as a member of the Audit Committee and Nominating and Governance Committee.

Mr. Bosnjak, 66, retired from the Board for health reasons. Mr. Bosnjak was first appointed to the Board in 2003 and served as Chairman between 2006 and 2013. Mr. Bosnjak will continue to serve as a strategic advisor to the Board as his health permits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: August 25, 2015	By:	/s/ Alan Shortall
Alan Shortall
Chairman and Chief Executive Officer